Exhibit 21.1

REYNOLDS AMERICAN INC.
SUBSIDIARIES

Name of Entity	Place of Incorporation
BWT Brands, Inc.	Delaware
Cigarette Manufacturers Supplies, Inc.	Delaware
FHS, Inc.	Delaware
Gallaher – Reynolds Equipment Company (1)	Ireland
GMB, Inc.	North Carolina
Huu-wa-ka, LLC	New Mexico
Lane Limited	New York
Northern Brands International, Inc.	Delaware
Quezon Holdings, B.V.	Netherlands
R. J. Reynolds – Gallaher International Sarl (2)	Switzerland
R. J. Reynolds Global Products, Inc.	Delaware
R. J. Reynolds Smoke Shop, Inc.	Delaware
R. J. Reynolds Tobacco B.V.	Netherlands
R. J. Reynolds Tobacco (CI), Co.	Cayman Islands
R. J. Reynolds Tobacco Co.	Delaware
R. J. Reynolds Tobacco Company	North Carolina
R. J. Reynolds Tobacco C.V.	Netherlands
R. J. Reynolds Tobacco Holdings, Inc.	Delaware
R. J. Reynolds Tobacco International, Inc.	Delaware
Reynolds Technologies, Inc.	Delaware
RJR Acquisition Corp.	Delaware
RJR Realty Relocation Services, Inc.	North Carolina
RJR Packaging, LLC	Delaware
RJR Smoke Shop, Inc.	Delaware
Santa Fe Natural Tobacco Company: Europe GmbH	Germany
Santa Fe Natural Tobacco Company, Inc.	New Mexico
Santa Fe Natural Tobacco Company Limited	United Kingdom
Santa Fe Natural Tobacco Company: The Netherlands B.V.	Netherlands
S.F. Imports, Inc.	Delaware
SFNTC Land LLC	New Mexico
SFNTC Oxford LLC	North Carolina
SFNTC: Oxford RL, LLC	North Carolina
SFNTC/RSM, LLC	New Mexico

(1)	50/50 Irish Joint Venture with Gallaher Group PLC

(2)	50/50 Swiss Joint Venture with Gallaher Group PLC